UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 29, 2014

Date of Report (Date of earliest event reported)

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

California	001-14758	33-0476164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Kellogg Drive, Suite D, Anaheim, California		92807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 786-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

Settlement of Certain Litigation

As previously disclosed at page 170 of the definitive joint proxy statement/prospectus dated July 11, 2014 (the “Definitive Joint Proxy Statement/Prospectus”) under the heading “Litigation Relating to the Transaction,” certain actions were filed by putative shareholders of Questcor Pharmaceuticals, Inc. (“Questcor”) and were subsequently consolidated in the California Superior Court. The consolidated complaint alleges that the Questcor board of directors breached their fiduciary duties to Questcor’s shareholders because, among other things, the proposed merger in which Mallinckrodt plc (“Mallinckrodt”) will acquire Questcor allegedly involves an unfair price, an inadequate sales process, self-dealing, and unreasonable deal protection devices. The consolidated complaint further alleges that the Questcor directors breached their fiduciary duties by failing to disclose purportedly material information to shareholders in connection with the merger. The consolidated complaint also alleges that Mallinckrodt and Quincy Merger Sub, Inc. aided and abetted these purported breaches of fiduciary duty.

On July 29, 2014, the defendants reached an agreement in principle with plaintiffs regarding the actions, and that agreement is reflected in a memorandum of understanding. In connection with the settlement contemplated by the memorandum of understanding, Questcor agreed to make certain additional disclosures related to the proposed transaction with Mallinckrodt, which are contained in this Form 8-K. Additionally, as part of the settlement and pursuant to the memorandum of understanding, Mallinckrodt and Quincy Merger Sub, Inc. agreed to forbear from exercising certain rights under the Agreement and Plan of Merger, dated as of April 5, 2014, by and among Mallinckrodt, Quincy Merger Sub, Inc. and Questcor, which is set forth in Annex A to the Definitive Joint Proxy Statement/Prospectus (the “Merger Agreement”), as follows: the four (4) business day period referenced in Section 5.3(e) of the Merger Agreement will be reduced to three (3) business days. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement.

The stipulation of settlement will be subject to customary conditions, including court approval. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the California Superior Court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed transaction, the Merger Agreement, and any disclosure made in connection therewith, including in the Definitive Joint Proxy Statement/Prospectus, pursuant to terms that will be disclosed to shareholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that the parties shall negotiate in good faith regarding the amount of attorneys’ fees and expenses that shall be paid to plaintiffs’ counsel in connection with the actions. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the California Superior Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of certain outstanding shareholder suits as described in this Form 8-K, Questcor has agreed to make these supplemental disclosures to the Definitive Joint Proxy Statement/Prospectus dated July 11, 2014. This supplemental information should be read in conjunction with the Definitive Joint Proxy Statement/Prospectus, which should be read in its entirety.

The second full paragraph on page 98 of the Definitive Joint Proxy Statement/Prospectus concerning the “Background of the Transaction” is replaced, in its entirety, with the following:

On February 10, 2014 and February 11, 2014, the Questcor board of directors held a regularly scheduled meeting. Representatives of Centerview attended the meeting in person and discussed with the Questcor board of directors an overview of a possible business combination with Mallinckrodt. During the meeting, Messrs. Bailey and Mulroy updated the Questcor board of directors on the status of discussions with Mallinckrodt and Company A. The

Questcor board of directors, together with representatives of Centerview and Questcor management, reviewed Questcor’s strategic plan and its potential future as a standalone business, noting Questcor’s current financial position, and discussed the various risks facing Questcor, including the risks related to its product concentration. The Questcor board of directors, together with representatives of Centerview and Questcor management, also discussed strategies Questcor might pursue as an alternative to pursuing Questcor’s standalone business plan, including (i) a sale of Questcor to another company, (ii) acquiring another business or product, (iii) a merger of equals, (iv) engaging in an inversion transaction, (v) in-licensing products, (vi) various forms of financing and (vii) a special dividend in conjunction with a leveraged recapitalization. In connection with this discussion, Centerview identified numerous potential acquirers and potential acquisition targets. Mr. Mulroy provided an overview for the members of the Questcor board of directors of their fiduciary duties in connection with their consideration of a potential transaction. The Questcor board of directors directed management to continue discussions with Mallinckrodt to learn more about what Mallinckrodt envisioned in terms of a potential combination.

The penultimate paragraph on page 98 of the Definitive Joint Proxy Statement/Prospectus concerning the “Background of the Transaction” is replaced, in its entirety, with the following:

On February 21, 2014, Mr. Trudeau spoke with Mr. Bailey by telephone and provided Mr. Bailey with Mallinckrodt’s preliminary proposal, which included the following material terms:

•	The merger consideration would be comprised of cash and Mallinckrodt ordinary shares;

•	To try to make the receipt of the stock consideration in the proposed transaction a tax free exchange, the stock consideration would result in Questcor shareholders owning slightly under 50% of the combined company, provided that the exchange ratio might need to imply a slightly lower ownership percentage to account for the vesting and/or exercise of outstanding Questcor stock options;

•	Cash consideration of $1.5 billion (which, together with the proposed stock consideration, would represent an implied aggregate purchase price for Questcor of approximately $5.3 billion to $5.5 billion based on the closing price of Mallinckrodt’s ordinary shares on February 21, 2014);

•	Three or more members of the Questcor board of directors would join the board of directors of the combined company;

•	Mr. Trudeau would serve as the chief executive officer of the combined company; and

•	Questcor would be held as a separate business unit within Mallinckrodt with the head of the unit reporting directly to Mr. Trudeau.

The following paragraph is added to the top of page 99 of the Definitive Joint Proxy Statement/Prospectus concerning the “Background of the Transaction”:

During one of Mr. Bailey’s conversations with Mr. Trudeau in the weeks following the February 11 meeting of the Questcor board of directors, Mr. Trudeau asked Mr. Bailey if Questcor was in discussions with any other parties regarding a possible strategic transaction. Mr. Bailey confirmed that Questcor was not engaged in such discussions at that time.

The carryover paragraph on pages 99 and 100 of the Definitive Joint Proxy Statement/Prospectus concerning the “Background of the Transaction” is replaced, in its entirety, with the following:

On February 27, 2014, the Questcor board of directors held a telephonic meeting, attended by all directors as well as representatives of Latham & Watkins LLP (“Latham & Watkins”), Questcor’s legal advisor, Centerview and Questcor management. Questcor management provided a summary of potential acquisition candidates and other strategic alternatives being considered by Questcor, including continuing to operate as a standalone company, a leveraged recapitalization and a stock repurchase. Discussion ensued regarding the various strategic alternatives available to Questcor. Members of Questcor’s senior management and the representatives of Centerview and Latham & Watkins then briefed the Questcor board of directors on the Mallinckrodt proposal. Centerview and Questcor management each discussed a preliminary financial overview of the Mallinckrodt proposal and the Questcor board of directors discussed with Centerview and Questcor management a comparison of the Mallinckrodt proposal to the other strategic alternatives being considered by the Questcor board of directors and how the Mallinckrodt proposal helped to achieve certain strategic objectives of Questcor. Management expressed its views (i) that the increased scale and diversity of the combined company would enhance the combined company’s ability to thrive in a changing healthcare environment, (ii) that, as a result of the combined company’s diversified product portfolio as compared to

Questcor’s single product concentration, the combined company’s ordinary shares had the potential to trade at multiples to earnings and cash flow that were higher than the multiples to earnings and cash flow at which Questcor’s common stock had been trading, and (iii) that the combined company would have a more efficient tax structure than Questcor on a standalone basis. After being briefed by management and Centerview on the Mallinckrodt proposal, the Questcor board of directors discussed the financial and strategic rationale of the proposed transaction and strategies for responding to the Mallinckrodt proposal. The Questcor board of directors was then briefed on its fiduciary duties by representatives of Latham & Watkins, after which the Questcor board of directors unanimously agreed to direct Questcor management to continue discussions with Mallinckrodt. The Questcor board of directors then discussed the advantages and disadvantages of conducting a potential pre-signing “market check” to assess the interest of potential alternative strategic partners should the proposed transaction with Mallinckrodt continue to move forward. At the conclusion of this discussion, the Questcor board of directors determined to not conduct a pre-signing “market check” at this time, but to revisit the topic at a subsequent board meeting if the transaction with Mallinckrodt continued to move forward. The Questcor board of directors then determined to formally engage Centerview to act as financial advisor to the Questcor board of directors and to facilitate the strategic transaction process due to Centerview’s knowledge and experience in the pharmaceuticals industry, its familiarity with Questcor and its business and Centerview’s nationally recognized reputation as a top-tier investment bank. The Questcor board of directors directed the Questcor Strategic Advisory Committee and Questcor management to formally engage Centerview to act as financial advisor to the Questcor board of directors on terms acceptable to the Questcor Strategic Advisory Committee. The Questcor board of directors then discussed the potentially tax free nature of the proposal as it related to the stock component of the merger consideration, other material terms of the Mallinckrodt proposal and the level of due diligence that should be undertaken when evaluating the potential receipt of Mallinckrodt stock as a significant portion of the merger consideration. At the conclusion of the Questcor board discussion, the Questcor board of directors authorized Questcor management to make a counter proposal to Mallinckrodt’s management with the following terms:

•	Tax free stock exchange resulting in Questcor shareholders owning 49.9% of the combined company;

•	Cash consideration of $2.2 billion (which, together with the proposed stock consideration, would represent an aggregate purchase price for Questcor of approximately $6.4 billion based on the closing price of Mallinckrodt’s ordinary shares on February 26, 2014); and

•	Equal representation on the combined company board of directors consisting of seven directors from each of Questcor and Mallinckrodt or, if the former Questcor directors represented less than half of the combined company board, a Questcor director would become the Chairman of the combined company board.

The fifth paragraph on page 101 of the Definitive Joint Proxy Statement/Prospectus concerning the “Background of the Transaction” is replaced, in its entirety, with the following:

On March 15, 2014, the Questcor board of directors held a telephonic meeting. Various members of Questcor’s management and representatives from Centerview and Latham & Watkins were also present. Latham & Watkins discussed with the Questcor board of directors their fiduciary duties in connection with the proposed transaction. Mr. Bailey then provided an overview for the Questcor board of directors of the status of negotiations with Mallinckrodt, including the revised proposal submitted by Mallinckrodt, which after discussion between Questcor and Mallinckrodt management, included cash consideration of between $1.8 billion and $1.9 billion, stock consideration resulting in Questcor’s shareholders owning 49.0% to 49.9% of the combined company (which would represent an aggregate purchase price for Questcor of approximately $5.8 billion to $6.1 billion based on the closing price of Mallinckrodt’s ordinary shares on March 14, 2014) and three current Questcor directors being appointed to the combined company board. Mr. Bailey also noted that Questcor had not received any additional unsolicited proposals from third parties. Detailed discussions ensued regarding the proposed transaction terms. Mr. Bailey then provided the Questcor board of directors with a summary of the due diligence that had been performed by each party to date and the parties’ plans for further diligence. Following discussion, Centerview discussed a financial overview of Mallinckrodt’s revised proposal. Discussion ensued regarding Questcor’s standalone prospects and the financial and strategic rationale for an acquisition of Questcor. At the conclusion of the discussion, the Questcor board of directors directed the management team to continue negotiations with Mallinckrodt regarding the allocation of stock and cash consideration that would be paid to Questcor’s shareholders by proposing that Questcor shareholders should receive $1.85 billion in cash and stock consideration resulting in Questcor shareholders owning 49.5% of the combined company. The Questcor board of directors also directed the management team to continue negotiations regarding the composition of the board of directors of the combined company and to continue with detailed due diligence on Mallinckrodt.

The fourth full paragraph on page 103 of the Definitive Joint Proxy Statement/Prospectus concerning the “Background of the Transaction” is replaced, in its entirety, with the following:

On March 28, 2014, the Questcor board of directors held a telephonic meeting. Members of Questcor’s management team and representatives of Latham & Watkins and Centerview also attended. Questcor management reviewed with the Questcor board of directors its financial projections for Questcor and the projections received by Mallinckrodt. Centerview discussed an updated financial overview of the merger consideration of the proposed transaction. The Questcor board of directors discussed the merger consideration to be received by Questcor shareholders, the lack of a financing contingency and Questcor’s standalone prospects. Questcor management discussed an update on the due diligence performed on Mallinckrodt to date. Latham & Watkins reviewed the material terms of the draft merger agreement, which had been provided to the members of the Questcor board of directors in advance of the meeting. Detailed discussion ensued regarding the proposed transaction terms, with the focus being on provisions relating to the marketing period, deal certainty and the taxable nature of the merger consideration to Questcor shareholders. The Questcor board of directors directed Questcor management and Centerview to negotiate for increased consideration in exchange for moving away from a potentially tax-free structure or return to a potentially tax-free structure. Mr. Bailey then provided the Questcor board of directors with an update on the voicemail Mr. Asarpota received from Banker B. A discussion ensued regarding the advantages and disadvantages of engaging in discussions with Company B. Following the discussion, the Questcor board of directors agreed that the potential benefit of pursuing such discussions was outweighed by the potential disruption to the ongoing discussions with Mallinckrodt. Specifically, the Questcor board of directors agreed that the probability of such discussions resulting in a better transaction for Questcor shareholders was low due to the fact that Company B had not previously reached out to Questcor in the several months since Questcor had signaled to the market its willingness to consider a strategic transaction, that negotiations involving a transaction of this size and type often do not proceed past preliminary due diligence and negotiations, and that Company B (like Mallinckrodt) likely would require third-party financing to consummate a transaction. The Questcor board of directors also agreed that pursuing a potential strategic transaction with Company B would delay the timing of, and thereby increase the execution risks of the proposed transaction with Mallinckrodt because of the negotiations that would need to occur, and due diligence required for, a transaction of this size and type; that pursuing another indication of interest would create additional work force disruption; that any such opportunity was very unlikely to materialize soon enough to present an alternative to the present opportunity with Mallinckrodt; and that any party, including Company B, could present a competitive proposal on an unsolicited basis following the announcement of a business combination with Mallinckrodt. At the conclusion of the discussion, the Questcor board of directors determined that pursuing discussions Company B would not be in the best interest of Questcor or its shareholders at that time as the potential benefits were outweighed by the risk of jeopardizing the proposed Mallinckrodt transaction.

The third full paragraph on page 104 of the Definitive Joint Proxy Statement/Prospectus concerning the “Background of the Transaction” is replaced, in its entirety, with the following:

On April 3, 2014, representatives from Centerview and Barclays spoke by telephone and, during their conversation, as instructed by Mallinckrodt management, Barclays delivered a revised proposal from Mallinckrodt, which included the following material terms:

•	Questcor could pay up to two dividends between signing and closing not to exceed $0.30 per share per dividend (approximately $36 million in the aggregate);

•	Cash consideration of $1.875 billion;

•	49.5% ownership of the combined company by Questcor shareholders in a taxable exchange (which, together with the proposed cash consideration, would represent an aggregate purchase price for Questcor of approximately $5.6 billion based on the closing price of Mallinckrodt’s ordinary shares on April 4, 2014);

•	Transaction would be structured in a manner that the receipt of the entire merger consideration would be a taxable event for Questcor shareholders;

•	A five business day marketing period that begins on the date of Questcor’s shareholder meeting to approve the transaction;

•	A reciprocal break-up fee at 3.5%;

•	A reciprocal obligation to submit the transaction to a vote of shareholders even if an unsolicited superior proposal is received; and

•	Three Questcor directors would serve on the board of directors of the combined company.

The third full paragraph on page 126 of the Definitive Joint Proxy Statement/Prospectus concerning the “Opinion of Questcor’s Financial Advisor” is replaced, in its entirety, with the following:

The consideration to be paid with respect to Questcor’s fully-diluted shares (including share equivalents) in the transaction consists of (a) approximately $1.88 billion of cash and (b) Mallinckrodt ordinary shares representing approximately 49.5% of the pro forma ownership of the combined company immediately following the closing of the transaction by holders of Questcor shares and awards calculated based on the fully diluted shares of each of Questcor and Mallinckrodt using the treasury stock method as of April 4, 2014 (the “aggregate consideration”). Centerview’s written financial analysis that was delivered to the Questcor board of directors prior to its meeting on April 5, 2014 and presented by Centerview at such meeting was based on an assumed consideration unit consisting of (a) $29.05 in cash (the “assumed cash amount”) and (b) 0.912 Mallinckrodt ordinary shares (the “assumed exchange ratio”), taken together and not separately (the “assumed combined per share consideration”). The final mix of consideration was not finally determined until the morning of April 5, 2014, prior to the meeting of the Questcor board of directors but after Centerview had distributed its written presentation materials to the Questcor board of directors. Therefore, in presenting its analysis at the meeting of the board of directors of Questcor, Centerview reviewed with the Questcor board of directors that the assumed combined per share consideration represented (a) the weighted average mix of consideration to be received by all holders of Questcor’s common shares and share equivalents, (b) an implied per share equity value of $86.10 as of the market close on April 4, 2014, the same implied equity value per Questcor common share as the combined per share consideration payable pursuant to the Merger Agreement, the mix of which was ultimately agreed between Questcor and Mallinckrodt after Centerview had completed its analysis, and (c) the same aggregate consideration to be paid with respect to Questcor’s fully-diluted shares (including share equivalents) calculated using the treasury stock method pursuant to the Merger Agreement. Because unvested stock options and awards of restricted shares and restricted stock units of employees of Questcor will not be eligible under the Merger Agreement to receive any portion of the aggregate cash consideration, but instead will be assumed by Mallinckrodt and converted into stock options, restricted shares, or restricted stock units, as applicable, of Mallinckrodt, the actual mix of the consideration to be received per Questcor common share is weighted slightly in favor of more cash and fewer Mallinckrodt ordinary shares than represented by the assumed combined per share consideration.

The column titles “Y15” and “Y16” in the table on page 127 of the Definitive Joint Proxy Statement/Prospectus concerning the “Opinion of Questcor’s Financial Advisor” are replaced with “CY15” and “CY16”, respectively.

The second paragraph on page 128 of the Definitive Joint Proxy Statement/Prospectus concerning the “Opinion of Questcor’s Financial Advisor” is replaced, in its entirety, with the following:

Among other calculations, Centerview calculated for each of the selected companies the multiple of the stock price of its common equity divided by its earnings per share estimate for the calendar year 2015 (which is referred to in this section as CY15), in each case excluding amortization expenses, which is referred to as the adjusted P/E multiple.

Company	Adjusted P/E Multiple
Actavis plc	11.9x
Alkermes plc	NM	(1)
Endo Health Solutions Inc.	16.1x
Jazz Pharmaceuticals plc	13.2x
Perrigo Company	17.8x
Valeant Pharmaceuticals International, Inc.	11.8x

(1)	This multiple was greater than 24x and therefore excluded as an outlier.

Based on the above analysis, the median adjusted P/E multiple was 13.2x.

The ultimate paragraph on page 128 of the Definitive Joint Proxy Statement/Prospectus concerning the “Opinion of Questcor’s Financial Advisor” is replaced, in its entirety, with the following:

Among other calculations, Centerview calculated for each of the selected companies the adjusted P/E multiples for CY15 as set forth below.

Company	Adjusted P/E Multiple
Aegerion Pharmaceuticals, Inc.	11.5x
Auxilium Pharmaceuticals Inc.	17.4x
Cubist Pharmaceuticals, Inc.	NM	(1)
The Medicines Company	11.3x
Salix Pharmaceuticals, Inc.	14.7x
United Therapeutics Corporation	10.8x

(1)	This multiple was greater than 24x and therefore excluded as an outlier.

Based on the above analysis, the median adjusted P/E multiple was 11.5x. Centerview noted that Questcor had historically traded at a discounted next twelve months (“NTM”) adjusted P/E multiple relative to these selected companies. Centerview calculated an average percentage discount of Questcor’s NTM adjusted P/E multiple relative to the average NTM adjusted P/E ratio for the selected companies over both a past one-year (38% discount) and a past two-year (35% discount) period. Based on this analyses and using its professional judgment and expertise, Centerview applied a 38% discount to the adjusted P/E multiples for CY15. This calculation produced what is referred to as the discounted adjusted P/E multiple. Centerview did not discount the individual adjusted P/E multiples of the selected public companies. The discount was applied to the summary statistics of the selected public companies. Based on this analysis for each of the selected companies, the median discounted adjusted P/E multiples was 7.1x. This analysis provided a 25th percentile to 75th percentile range of discounted adjusted P/E multiples of 7.0x to 9.1x, which Centerview applied to Questcor’s estimated calendar year 2015 adjusted earnings per share, as set forth in the Questcor forecasts, in order to calculate an implied equity value per share range. The results of this analysis implied an equity value per share range for Questcor’s common stock of $54.00 to $70.25.

The carryover paragraph on pages 129 and 130 of the Definitive Joint Proxy Statement/Prospectus concerning the “Opinion of Questcor’s Financial Advisor” is replaced, in its entirety, with the following:

Centerview performed a discounted cash flow analysis of Mallinckrodt and Questcor in which Centerview calculated the estimated present value of the standalone unlevered after-tax free cash flows that Mallinckrodt and Questcor were each forecasted to generate from June 30, 2014 through the fiscal year ending September 30, 2018 in the case of Mallinckrodt and December 31, 2023 in the case of Questcor. Financial data used in this analysis were based on, in the case of Mallinckrodt, the adjusted Mallinckrodt forecasts, and in the case of Questcor, the Questcor forecasts. The terminal value of Mallinckrodt at the end of its forecast period was estimated by using growth rates following 2018 from negative 1.0% to a growth rate of 2.0%, which Centerview selected based on its professional judgment and expertise. For the terminal value of Questcor, Centerview was directed to assume peak cash flows in 2023, the final year of the forecast period. Questcor directed Centerview to assume peak cash flows in 2023 because commercial risk driven by marketplace innovation and competition made perpetual growth from Acthar sales in the currently marketed or projected indications unlikely, and Questcor was not yet able to project revenue from sales of Acthar for use in additional indications that were not projected or sales of other products in development. Centerview assumed growth rates following 2023 ranging from negative 10% to negative 20%, which Centerview selected based on its professional judgment and expertise. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8.0% to 10.0% in the case of Mallinckrodt, reflecting Centerview’s estimates of Mallinckrodt’s then current weighted average cost of capital, determined by Centerview utilizing the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered beta, tax rates and current yields for U.S. treasury notes, and 10.0% to 12.0% in the case of Questcor, reflecting Centerview’s estimates of Questcor’s then current weighted average cost of capital, determined by Centerview utilizing the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered beta, tax rates and current yields for U.S. treasury notes. Centerview treated stock-based compensation as a non-cash expense for the purposes of this analysis for each of Mallinckrodt and Questcor. This range of discount rates was based on a weighted average cost of capital analysis for each of Mallinckrodt and Questcor. In performing its analysis, Centerview adjusted for estimated net cash of each of Mallinckrodt and Questcor, in the case of Mallinckrodt, as provided in the adjusted Mallinckrodt forecasts, and in the case of Questcor, as provided in the Questcor forecasts. The implied fully diluted equity values were divided by the number of fully diluted shares outstanding at each company to arrive at a range of implied equity values of $51.25 to $108.50 for Mallinckrodt and $92.75 to $117.25 for Questcor.

The third full paragraph on page 131 of the Definitive Joint Proxy Statement/Prospectus concerning the “Opinion of Questcor’s Financial Advisor” is replaced, in its entirety, with the following:

Centerview also compared the midpoint of the implied equity value range for Questcor based on the discounted cash flow analysis described above under “Discounted Cash Flow Analysis”, of $105 per share and compared that midpoint to an illustrative value per share to Questcor common stock based on an illustrative pro forma discounted cash flow analysis. The illustrative pro forma discounted cash flow analysis was based on the discounted cash flows of Questcor and Mallinckrodt as well as estimated synergies which Centerview then adjusted for Questcor shareholders’ implied equity ownership in the combined company of 49.5% plus the net effect of the cash component of the consideration to be paid to Questcor shareholders. This yielded a pro forma combined company implied aggregate equity value to the Questcor shareholders of $7,246 million which was calculated as the sum of (a) $3,363 million, the pro forma value to Questcor shareholders of the mid-point of the discounted cash flow implied aggregate equity value of Questcor, plus (b) $2,388 million, the pro forma value to Questcor shareholders of the mid-point of the discounted cash flow implied aggregate equity value of Mallinckrodt, plus (c) $1,875 million, the aggregate cash component of the combined per share consideration to be paid to the shareholders of Questcor, less (d) $928 million, the pro forma value to Questcor shareholders of the new debt incurred pursuant to the transaction, plus (e) $548 million, the pro forma value to Questcor shareholders of the mid-point of the discounted cash flow implied aggregate present value of the tax synergies provided in the Questcor forecasts. The foregoing analysis yielded an illustrative aggregate equity value divided by the number of fully diluted shares outstanding of Questcor to arrive at an illustrative value of $112 per share to Questcor shareholders, which was calculated to be a 7% premium to the $105 per share implied equity value of Questcor’s discounted cash flow analysis on a standalone basis.

The following table is added after the first full sentence on page 132 of the Definitive Joint Proxy Statement/Prospectus concerning the “Opinion of Questcor’s Financial Advisor”:

Announcement Date	Target	Acquiror	NTM EBITDA Multiple
02/18/14	Forest Laboratories, Inc.	Actavis plc	19.5x
01/08/14	Aptalis Pharma Inc.	Forest Laboratories, Inc.	7.5x
05/20/13	Warner Chilcott plc	Actavis plc	7.1x
09/03/12	Medicis Pharmaceutical Corporation	Valeant Pharmaceuticals International, Inc.	8.2x
05/19/11	Nycomed A/S	Takeda Pharmaceutical Co Ltd	11.7x
05/02/11	Cephalon, Inc.	Teva Pharmaceutical Industries Ltd.	6.5x
02/16/11	Genzyme Corp.	Sanofi-Aventis SA	11.3x
10/12/10	King Pharmaceuticals, Inc.	Pfizer Inc.	8.6x
06/21/10	Biovail Corporation	Valeant Pharmaceuticals International, Inc.	7.9x
09/28/09	Solvay Group (pharmaceuticals business)	Abbott Laboratories	7.0x
09/03/09	Sepracor Inc.	Dainippon Sumitomo Pharma Co., Ltd.	6.0x

The carryover paragraph on pages 136 and 137 of the Definitive Joint Proxy Statement/Prospectus concerning the “Questcor Unaudited Prospective Financial Information” is replaced, in its entirety, with the following:

Questcor is including the limited unaudited prospective financial information in this document solely because it was among the financial information made available to the Questcor board of directors, Centerview, Mallinckrodt and Barclays, as described in more detail below, in connection with their respective evaluations of the Merger. Questcor management prepared, in connection with its consideration of the Merger, certain unaudited prospective financial data relating to Questcor on a stand-alone, pre-transaction basis, including projections prepared for normal internal planning purposes in the last quarter of fiscal 2013 for fiscal years 2014 through 2023, which were subsequently revised in connection with Questcor’s evaluation of the Merger to include updated sales estimates and additional financial projections (the “Questcor forecasts”). Questcor management provided to the Questcor board of directors for use in connection with its evaluation of the Merger, a summary of select Questcor forecasts for fiscal years 2014 through 2023. Questcor management provided to Mallinckrodt and Barclays for use in connection with their evaluation of the Merger, a summary of select Questcor forecasts for fiscal years 2014 through 2018.

Questcor management also made the following adjustments to the Questcor forecasts to reflect their best estimate of the risks associated with sales of Acthar for particular indications: sales estimate of Acthar for respiratory manifestations of systematic sarcoidosis (pulmonology) were risk-adjusted at 100%, 80% and 60% in 2014, 2015 and 2016 through 2023, respectively; and sales estimates of Acthar for on-label rheumatology-related indications were risk-adjusted at 100%, 85% and 70% in 2014, 2015 and 2016 through 2023, respectively (the “Questcor adjusted forecasts”). Questcor management provided to the Questcor board of directors for use in connection with its consideration of the Merger, the Questcor adjusted forecasts as well as certain unaudited prospective financial information based on data relating to Mallinckrodt which was prepared by Mallinckrodt and furnished to Questcor and subsequently adjusted by Questcor management based on Questcor’s findings following completion of its due diligence analysis of Mallinckrodt (the “Mallinckrodt adjusted forecasts,” and collectively with the Questcor adjusted forecasts and the Questcor forecasts, the “Financial Forecasts”). Questcor management also furnished the Questcor adjusted forecasts and the Mallinckrodt adjusted forecasts to Centerview for purposes of Centerview’s financial analysis.

The second paragraph on page 138 of the Definitive Joint Proxy Statement/Prospectus concerning the “Questcor Unaudited Prospective Financial Information” is replaced, in its entirety, with the following:

The following table presents the Questcor adjusted forecasts made available to Centerview and the Questcor board of directors.

	Questcor Adjusted Forecasts (in millions, except for the per share amounts)
Fiscal Year Ending 12/31	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Total Net Revenue(1)	$1,100	$1,313	$1,533	$1,811	$1,984	$2,162	$2,331	$2,503	$2,636	$2,756
Cost of Sales	(99)	(107)	(125)	(148)	(162)	(177)	(191)	(205)	(216)	(225)
Operating Expenses(2)	(392)	(465)	(538)	(612)	(660)	(709)	(756)	(794)	(831)	(866)
Adjusted EBIT(3)	608	741	871	1,051	1,162	1,276	1,385	1,504	1,589	1,665
Adjusted Net Income(4)	406	495	583	705	781	859	934	1,017	1,076	1,130
Unlevered free cash flow(5)	435	490	556	732	818	899	973	1,050	1,132	1,185

(1)	The overwhelming majority of total net revenue is attributable to sales of Acthar. Total Net Revenue does not include potential revenue from U.S. sales of Synacthen Depot. Synacthen Depot is not currently approved by the FDA and Questcor’s U.S. development program is subject to various risks and uncertainties.
(2)	Operating expenses include estimated research and development costs at the following levels (in millions): $112 for 2014, $135 for 2015, $167 for 2016, $190 for 2017, $211 for 2018, $231 for 2019, $251 for 2020, $270 for 2021, $285 for 2022, $298 for 2023. Projected research and development expenses, which were derived from projected net sales, reflect expenditures relating to Acthar and Synacthen Depot, and include regulatory, product development, medical affairs and certain manufacturing-related costs. Research and development expense includes expenses related to Synacthen Depot throughout the modeling period.
(3)	Adjusted EBIT excludes amortization.
(4)	Adjusted Net Income excludes amortization.
(5)	Stock based compensation is treated as a non-cash expense.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this document that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt and Questcor operate; the commercial success of Mallinckrodt’s and Questcor’s products, including H.P. Acthar® Gel; Mallinckrodt’s and Questcor’s ability to protect intellectual property rights; the parties’ ability to satisfy the merger agreement conditions and consummate the merger on the anticipated timeline or at all; the availability of financing, including the financing contemplated by the debt commitment letter, on anticipated terms or at all; Mallinckrodt’s ability to successfully integrate Questcor’s operations and employees with Mallinckrodt’s existing business; the ability to realize anticipated growth, synergies and cost savings; Questcor’s performance and maintenance of important business relationships; the lack of patent protection for Acthar, and the possible United States Food and Drug Administration (“FDA”) approval and market introduction of additional competitive products; Questcor’s reliance on Acthar for substantially all of its net sales and profits; Questcor’s ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with nephrotic syndrome, multiple sclerosis, infantile spasms or rheumatology-related conditions, and Questcor’s ability to develop other therapeutic uses for Acthar; volatility in Questcor’s Acthar shipments, estimated channel inventory, and end-user demand; an increase in the proportion of Questcor’s Acthar unit sales comprised of Medicaid-eligible patients and government entities; Questcor’s research and development risks, including risks associated with Questcor’s work in the areas of nephrotic syndrome and lupus and Questcor’s efforts to develop and obtain FDA approval of Synacthen™ Depot; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; Mallinckrodt’s ability to obtain and/or timely transport molybdenum-99 to its technetium-99m generator production facilities; customer concentration; cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations; Mallinckrodt’s ability to successfully develop or commercialize new products; competition; Mallinckrodt’s ability to achieve anticipated benefits of price increases; Mallinckrodt’s ability to integrate acquisitions of technology, products and businesses generally; product liability losses and other litigation liability; the reimbursement practices of a small number of large public or private issuers; complex reporting and payment obligations under healthcare rebate programs; changes in laws and regulations; conducting business internationally; foreign exchange rates; material health, safety and environmental liabilities; litigation and violations; information technology infrastructure; and restructuring activities. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in (i) Mallinckrodt’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended September 27, 2013 and Quarterly Reports on Form 10-Q for the quarterly periods ended December 27, 2013 and March 28, 2014; (ii) the SEC filings of Cadence Pharmaceuticals, Inc., which was acquired by Mallinckrodt on March 19, 2014, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and (iii) Questcor’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2013 (and the amendment thereto on Form 10-K/A), its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, and its Current Report on Form 8-K filed with the SEC on July 10, 2014. The forward-looking statements made herein speak only as of the date hereof and none of Mallinckrodt, Questcor or any of their respective affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Important Information for Investors and Shareholders

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction between Mallinckrodt and Questcor, Mallinckrodt has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (File No. 333-196054) containing a joint proxy statement of Mallinckrodt and Questcor that also constitutes a prospectus of Mallinckrodt. The registration statement on Form S-4 was declared effective by the SEC on July 11, 2014. Each of Mallinckrodt and Questcor mailed the joint proxy statement/prospectus to its respective shareholders on or around July 14, 2014. INVESTORS AND SECURITY HOLDERS OF MALLINCKRODT AND QUESTCOR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the joint proxy statement/prospectus, the registration statement and other documents filed with the SEC by Mallinckrodt and Questcor through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Mallinckrodt will be available free of charge on Mallinckrodt’s internet website at www.mallinckrodt.com or by contacting Mallinckrodt’s Investor Relations Department at (314) 654-6650. Copies of the documents filed with the SEC by Questcor will be available free of charge on Questcor’s internet website at www.questcor.com or by contacting Questcor’s Investor Relations Department at (714) 497-4899.

Participants in the Merger Solicitation

Mallinckrodt, Questcor, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Mallinckrodt and Questcor shareholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the joint proxy statement/prospectus filed by Questcor and Mallinckrodt with the SEC. Information about the directors and executive officers of Mallinckrodt is set forth in its proxy statement for its 2014 annual general meeting of shareholders, which was filed with the SEC on January 24, 2014. Information about the directors and executive officers of Questcor is set forth in its amendment to Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2014

QUESTCOR PHARMACEUTICALS, INC.

By	/s/ Michael H. Mulroy
Michael H. Mulroy
Executive Vice President, Strategic Affairs and
General Counsel